Exhibit VI
Financial information
January—April 2009
(unaudited)

Nordic Investment Bank	Financial information January–April 2009

Table of contents

Key figures	2
Comments	3
Statement of comprehensive income	4
Statement of financial position	5
Changes in equity	6
Cash flow statement	7
23 June 2009

Nordic Investment Bank	Financial information January–April 2009

Key figures
EUR million

	Apr 2009*	Apr 2008*	Dec 2008
Net interest income	69	66	212
Core earnings**	62	57	189
Profit	91	19	-281
Loans disbursed	744	626	2,486
Loan agreements	450	764	2,707
Loans outstanding	13,740	12,408	13,063
Guarantee commitments	17	25	17
New debt issues	2,364	2,313	4,681
Debts evidenced by certificates	19,177	14,975	17,549
Net liquidity	4,127	4,182	3,638
Total assets	23,502	20,142	22,620
Equity/total assets (%)	7.7%	10.2%	7.6%
Number of employees	170	161	170

*	Unaudited figures to be read in conjunction with NIB’s audited financial statements for 2008 and the notes thereto

**	Core earnings consist of the profit before adjustments to hedge accounting, fair value adjustments made to the trading portfolio and impairments of loans and reversals of these.

Nordic Investment Bank	Financial information January–April 2009

Comments
NIB’s financial figures January–April 2009
The financial distress that affected the global economy towards the end of last year, persisted in the first four months of 2009. As a result, the demand for NIB’s loans continued to be strong. The Bank has also maintained its good standing as an issuer in the financial markets.
NIB’s operational results for January–April 2009 in terms of core earnings* amounted to EUR 69 million, up from EUR 57 million during the same period last year. NIB’s profit rose to EUR 91 million. This development, as compared to the previous year, was achieved due to the positive adjustment of fair value in the Bank’s treasury portfolios and hedge accounting.
NIB’s balance sheet total at the end of the period was EUR 23.5 billion, compared to EUR 22.6 billion at year-end 2008. Loans outstanding increased to EUR 13.7 billion, which is 5% higher than at year-end 2008. Loan disbursements amounted to EUR 744 million (January–April 2008: EUR 626 million). Loan impairment charges amounted to EUR 12 million.
In its lending operations, NIB put an increasing emphasis on financing projects complying with the Bank’s mandate. About 70% of the disbursements were in the priority sectors: the environment; energy; transport, logistics and communications; and innovation.
As a strong triple-A-rated multilateral issuer, NIB has been able to raise funds on favourable terms. In April, the Bank issued its first EUR 1 billion benchmark bond for 2009. During the period, the Bank issued EUR 2,364 million in transactions in nine currencies (EUR 2,313 million).
NIB expects its core earnings to remain at a stable level during the rest of the year. Its sustained good credit rating will enable the Bank to borrow at favourable rates to facilitate moderate growth in the lending portfolio.
Johnny Åkerholm
President and CEO

*	Core earnings consist of the profit before adjustments to hedge accounting, fair value adjustments made to the trading portfolio and impairments of loans and reversals of these.

Nordic Investment Bank	Financial information January-April 2009

Statement of comprehensive income
EUR 1,000

	Jan-Apr 2009*	Jan-Apr 2008*	Jan-Dec 2008

Interest income	269,506	318,393	979,236
Interest expense	-200,197	-252,519	-766,845

Net interest income	69,309	65,874	212,391

Commission income and fees received	2,754	2,273	9,567
Commission expense and fees paid	-848	-953	-2,310
Net profit / loss on financial operations	44,935	-36,558	-386,923
Foreign exchange gains and losses	-84	-119	-142

Operating income	116,065	30,517	-167,417

Expenses
General administrative expenses	11,050	10,177	30,346
Depreciation	1,630	1,455	4,360
Impairment of loans	12,129		79,150

Total expenses	24,809	11,632	113,856

PROFIT/LOSS FOR THE PERIOD	91,256	18,884	-281,273

Available-for-sale portfolio	-143

Total, comprehensive income	91,113

*	Unaudited figures to be read in conjunction with NIB’s audited financial statements for 2008 and the notes thereto

Nordic Investment Bank	Financial information January-April 2009

Statement of financial position
EUR 1,000

		30 Apr 2009*	30 Apr 2008*	31 Dec 2008

ASSETS

Cash and cash equivalents		4,899,201	4,568,508	4,776,821

Financial placements
Placements with credit institutions		101,609	75,060	82,013
Debt securities		2,610,365	1,614,617	2,502,333
Other		14,352	9,273	14,157

		2,726,325	1,698,950	2,598,503

Loans outstanding		13,739,523	12,407,892	13,062,568

Intangible assets		6,701	6,511	6,816

Tangible assets, property and equipment		34,670	36,301	35,107

Other assets
Derivatives		1,705,989	1,043,727	1,734,353
Other assets		16,318	3,557	8,123

		1,722,307	1,047,284	1,742,476

Paid-in capital and payments to the Bank’s reserves, receivable		23,997	36,474	31,556

Accrued interest and fees receivable		349,073	340,491	366,590

TOTAL ASSETS		23,501,796	20,142,412	22,620,436

LIABILITIES AND EQUITY

Liabilities

Amounts owed to credit institutions
Short-term amounts owed to credit institutions		725,847	346,667	1,092,809
Long-term amounts owed to credit institutions		142,419	73,235	79,107

		868,266	419,902	1,171,917

Repurchase agreements		45,900	40,000	45,900

Debts evidenced by certificates
Debt securities issued		18,918,718	14,785,268	17,320,259
Other debt		258,183	189,479	229,122

		19,176,901	14,974,747	17,549,380

Other liabilities
Derivatives		1,298,235	2,349,162	1,785,185
Other liabilities		6,475	6,148	5,204

		1,304,710	2,355,309	1,790,389

Accrued interest and fees payable		284,962	297,811	332,907

Total liabilities		21,680,740	18,087,769	20,890,493

Equity
Authorised and subscribed capital	4,141,903
of which callable capital	-3,723,301

Paid-in capital	418,602	418,602	418,602	418,602
Reserve funds
Statutory Reserve		664,329	651,851	656,770
General Credit Risk Fund		340,857	622,131	622,131
Special Credit Risk Fund PIL		281,919	281,919	281,919
Payments to the Bank’s reserves, receivable		23,997	36,474	31,556
Other value adjustments		96	-217	239
Appropriation to dividend payment			25,000
Profit/loss for the period		91,256	18,884	-281,273

Total equity		1,821,056	2,054,644	1,729,943

TOTAL LIABILITIES AND EQUITY		23,501,796	20,142,412	22,620,436

Guarantee commitments		16,667	25,000	16,667

*	Unaudited figures to be read in conjunction with NIB’s audited financial statements for 2008 and the notes thereto

Nordic Investment Bank	Financial information January-April 2009

Changes in equity*
EUR 1,000

					Payments
					to the Bank’s
					Statutory
			General	Special	Reserve and	Appropriation		Profit/loss
	Paid-in	Statutory	Credit	Credit Risk	credit	to dividend	Other value	for the
	capital	Reserve	Risk Fund	Fund PIL	risk funds	payment	adjustments	period	Total

Equity at 31 December 2007	418,602	645,612	622,131	238,200	42,713	0	973	68,719	2,036,950
Appropriations between reserve funds				43,719		25,000		-68,719	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		6,239			-6,239				0
Comprehensive income for the period 1/1-30/4/2008							-254	48,533	48,279

Equity at 30 April 2008	418,602	651,851	622,131	281,919	36,474	25,000	719	48,533	2,085,229

Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		4,919			-4,919				0

Dividend payment						-25,000			-25,000

Comprehensive income for the period 1/5-31/12/2008							-480	-329,806	-330,286

Equity at 31 December 2008	418,602	656,770	622,131	281,919	31,556	0	239	-281,273	1,729,943

Appropriations between reserve funds			-281,273					281,273	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		7,559			-7,559				0

Comprehensive income for the period 1/1-30/4/2009							-143	91,256	91,113

Equity at 30 April 2009	418,602	664,329	340,857	281,919	23,997	0	96	91,256	1,821,056

*	Only the year-end figures are audited to be read in conjunction with NIB’s audited financial statements for 2008 and the notes thereto

Nordic Investment Bank	Financial information January-April 2009

Cash flow statement
EUR 1,000

	Jan-Apr 2009*	Jan-Apr 2008*		Jan-Dec 2008

Cash flows from operating activities
Profit/loss from operating activities	91,256	18,884		-281,273

Adjustments:
Amortisation of issuing charges		3,600		9,175
Market value adjustment, trading portfolio	-5,116	473		7,402
Impairment on accrued interest and matured financial assets	1,164	—		7,459
Debt securities moved from trading to held-to-maturity portfolio	—	—		46,829
Depreciation and write-down in value of tangible and intangible assets	1,630	1,455		4,360
Change in accrued interest and fees (assets)	16,353	27,931		-554
Change in accrued interest and fees (liabilities)	-47,945	-65,657		-30,561
Impairment of loans	12,129	—		79,150
Adjustment to hedge accounting	-22,112	-14,873		38,809
Other adjustments to the year’s profit	-12	-10		-34

Adjustments, total	-43,910	-47,082		162,035

Lending
Disbursements of loans	-744,316	-625,893		-2,486,401
Repayments of loans	302,971	409,081		1,467,170
Capitalisations, redenominations, index adjustments etc.	-271	-384		-1,838
Exchange rate adjustments	-234,614	108,532		255,290

Lending, total	-676,230	-108,664		-765,779

Cash flows from operating activities, total	-628,884	-136,861		-885,017

Cash flows from investing activities

Placements and debt securities
Purchase of debt securities	-248,779	-319,418		-1,814,602	**
Sold and matured debt securities	145,292	286,597		855,700	**
Placements with credit institutions	-19,702	18,373		11,419
Other financial placements	-337	-1,819		-6,247
Exchange rate adjustments etc.	-6,719	224		752

Placements and debt securities, total	-130,246	-16,044		-952,978

Other items
Acquisition of intangible assets	-713	-425		-2,023
Acquisition of tangible assets	-364	-335		-753
Change in other assets	-8,195	-1,704		-11,633

Other items, total	-9,273	-2,464		-14,408

Cash flows from investing activities, total	-139,518	-18,509		-967,386

Cash flows from financing activities

Debts evidenced by certificates
Issues of new debt	2,370,276	2,312,105	***	4,695,020	***
Redemptions	-1,414,159	-1,627,936		-2,570,663
Exchange rate adjustments	746,604	-674,281		-216,503

Debts evidenced by certificates, total	1,702,721	9,889		1,907,854

Other items
Long-term placements from credit institutions	63,312	-18,439		-12,567
Change in swap receivables	-6,360	-24,234		-357,189
Change in swap payables	-510,758	323,319		-73,234
Change in other liabilities	1,271	1,651		708
Dividend paid	—	—		-25,000
Paid-in capital and reserves	7,559	6,239		11,158

Other items, total	-444,976	288,536		-456,125

Cash flows from financing activities, total	1,257,745	298,424		1,451,729

CHANGE IN NET LIQUIDITY	489,342	143,054		-400,675

Opening balance for net liquidity	3,638,112	4,038,787		4,038,787
Closing balance for net liquidity	4,127,454	4,181,841		3,638,112

Additional information to the statement of cash flows
Interest income received	287,022	290,462		981,068
Interest expense paid	-248,142	-318,176		-797,406
The cash flow statement has been prepared using the indirect method and the items of cash flows cannot be directly concluded from the statement of financial positions.

*	Unaudited figures to be read in conjuction with NIB’s audited financial statements for 2008 and the notes thereto.

**	Reclassification of debt securities from trading portfolio to held-to-maturity is included in these items.

***	Including issuing charges 1 Jan-30 Apr 2008 EUR 510 thousand and 1 Jan-31 Dec 2008 EUR -14,278 thousand.

Nordic Investment Bank	Financial information January-April 2009

Nordic Investment Bank (NIB)
Fabianinkatu 34
P.O. Box 249
FI-00171 Helsinki, Finland
Telephone +358 10 618 001
Fax +358 10 618 0725
Internet www.nib.int
E-mail info@nib.int